 Exhibit 5.1

DR. RAN HE

Tel: +1.647.792.7798

Fax: +1.647.560.6547

Email: rhe@thclawyers.ca

100 Wellington St, Suite 2130 PO BOX 321

Toronto, ON M5K1K7, Canada

Lorenzo Developments Inc

3459 Sheppard

Avenue East, Unit 218, Toronto, Ontario, M1T3K4

Canada

February 12, 2026

To whom it may concern:

Re:	Lorenzo Developments Inc.

We are acting as Canadian counsel to Lorenzo Developments Inc. (the “Company”), a company incorporated under the laws of Canada, with respect to the laws of Cananda and are rendering this opinion in connection with the filing of a registration statement on Form F-1 (including all exhibits thereto and as amended from time to time, the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the validity of the initial public offering of 7,187,500 common shares, par value CAD0.0001 per share, of the Company (the “Common Shares”), which includes (1) 6,250,000 common shares, and (2) 937,500 common shares which American Trust Investment Services, Inc., as underwriter, will have a right to purchase from the Company to cover over-allotments, if any. This opinion letter is being delivered in connection with the Registration Statement, to which it appears as an exhibit.

February 12, 2026

For the purposes of rendering this opinion, we have examined the following documents:

(i)	a copy of the Certificate of Incorporation of the Company dated April 22, 2016;

(ii)	a copy of the Articles of Amendment of the Company effective as of November 13, 2019;

(iii)	a copy of the Business Registration Certificate of the Company;

(iv)	a copy of the Shareholders’ Register of the Company;

(v)	a form of the Underwriting Agreement by and between the Company and the representative of the underwriters;

(vi)	copy of the minutes of the meetings of the Board of Directors of the Company held on April 22, 2016, November 13, 2019, July 1, 2021, September 14, 2022, October 15, 2022, February 1, 2023, July 1, 2023, September 1, 2024, November 1, 2024, January 1, 2025, February 28, 2025, March 4, 2025, March 24, 2025, and April 15, 2025; and

(vii)	a copy of the Registration Statement and all exhibits thereto.

For purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any individual signing such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles (including scanned copies provided by email), and the authenticity of the originals of such certified or photostatic copies or facsimiles and the truth and accuracy of all corporate records of the Company and certificates of officers provided to us by the Company.

Whenever our opinion refers to issued shares of the Company, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares will not be liable to contribute any further amounts to the Company by virtue of its status as a holder of such shares, either in order to complete payment for the shares or to generally satisfy claims of creditors of the Company.

Our opinion is given to you as of the effective date of the Registration Statement as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

THC LAWYERS

TORONTO ● VANCOUVER ● NEW YORK ● SILLICON VALLEY

February 12, 2026

Shareholders	Date of Issuance	Number of Common Shares
Sky Pivot Corp.	April 15, 2025	9,900,000.00
YUYUKPING LIMITED	April 15, 2025	3,636,000.00
DUO DUO KAI Holding Limited	April 15, 2025	891,000.00
WLWY Holdings Limited	April 15, 2025	891,000.00
FTCNOOB Holdings Limited	April 15, 2025	891,000.00
LJ Progressive Holdings Limited	April 15, 2025	891,000.00
Qian Mu Limited	April 15, 2025	540,000.00
Little woods Capital Limited	April 15, 2025	360,000.00

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(i)	the issued and outstanding common shares of the Company are validly issued, fully paid and non-assessable as specified below;

(i)	the Common Shares being registered under the Registration Statement have been duly authorized and, when the price at which the Common Shares will be sold has been approved by the Board of Directors of the Company and when the Common Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Registration Statement, the Common Shares will be validly issued, fully paid and non-assessable.

(ii)	the Company is duly incorporated and existing, and in good standing;

(iii)	the statements under the sections Enforceability of Civil Liabilities, Regulations, Description of Share Capital, and Taxation in the Registration Statement, to the extent that they constitute statements of Canadian law or Ontario law, are accurate in all material respects and that such statements constitute our opinion.

This opinion is rendered to you in connection with the filing of the Registration Statement with the SEC and may not be relied upon by you for any other purpose without our prior written consent. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Common Shares.

THC LAWYERS

TORONTO ● VANCOUVER ● NEW YORK ● SILLICON VALLEY

February 12, 2026

We hereby consent to the reference to our firm’s name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and the filing of this opinion as Exhibit 5.1 to the Registration Statement. Despite such consent, we do not thereby admit that we are in the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours truly,

/s/ Ran He

Dr. Ran He

THC Lawyers

THC LAWYERS

TORONTO ● VANCOUVER ● NEW YORK ● SILLICON VALLEY